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                                  Exhibit 4



                             AGREEMENT TO FURNISH
                               DEBT INSTRUMENTS



March 4, 1994

Securities and Exchange Commission
450 5th Street NW
Washington, DC  20549

Ladies/Gentlemen:

The company agrees to furnish the Commission upon request copies of the following long-term debt instruments:

1. Notes payable dated June 17, 1991, bearing interest at 9.3%, maturing June 1, 1998 in remaining principal amount of $49,996,000.

2. Trust Indenture, dated January 5, 1979, with Iowa-Des Moines National Bank, as Trustee, re: Installment Notes in remaining principal amount of $218,020 which matured and were paid on January 3, 1994.

3. Credit Agreement between Equitable of Iowa Companies and Morgan Guaranty Trust Company of New York, as Agent, and the Bank of New York, as Administrative Agent, and participating banks, dated May 4, 1993, re: line of credit in amount of $100,000,000.

4. Note Purchase Agreement dated August 19, 1986, between Walnut Mall Limited Partnership ("Issuer") and Teacher Retirement System of Texas ("Purchaser") in the remaining principal amount of $26,310,013 due through August 19, 1996.

5. Trust Indenture dated December 1, 1984, with Security National Bank of Sioux City, Iowa, as Trustee, re: industrial development revenue bonds in remaining principal amount of $3,090,000 due in various amounts on December 1, 1986 and each anniversary thereof through December 1, 1999.

Very truly yours,


\s\ John A. Merriman
John A. Merriman
General Counsel/Secretary
Equitable of Iowa Companies